Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6908

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS SECOND
QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND

Broomall, Pennsylvania. July 24, 2013 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market: ALLB) announced today its results for the quarter and six months ended June 30, 2013. The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.05 per share, payable on August 23, 2013 to shareholders of record at the close of business on August 9, 2013.

The Company reported net income of $432,000 or $.09 per share for the quarter ended June 30, 2013 as compared to net income of $962,000 or $.18 per share for the quarter ended June 30, 2012. The 2012 net income included a onetime gain on sale of property held for future development totaling $806,000 ($532,000 net of taxes). Without the onetime gain, net income for the comparable period in 2012 would have been $430,000. Net interest income increased $1,000 to $3.5 million while other income decreased $1.0 million or 83.7% to $201,000 for the quarter ended June 30, 2013 as compared to the same period in 2012. Other expenses increased $130,000 or 4.5% to $3.0 million and the provision for loan losses decreased $375,000 or 71.4% to $150,000 for the quarter ended June 30, 2013 as compared to the same period in 2012. Income tax expense amounted to $89,000 for the quarter ended June 30, 2013 as compared to $343,000 for the same period in 2012.

The increase in net interest income was primarily due to a $220,000 or 26.1% decrease in interest expense on customer deposits and other borrowings, which was mostly offset by a decrease of $219,000 or 5.1% in interest income on loans and securities. The decrease in other income was primarily due to the prior-year gain on sale of property held for future development, which amounted to $806,000. The increase in other expenses primarily resulted from increases in salaries and employee benefits expense and professional fees, which were partially offset by decreases in advertising and marketing costs and FDIC deposit insurance premiums. The decrease in the provision for loan losses in the second quarter of 2013 compared to the second quarter of 2012 was primarily due to providing additional specific reserves of $413,000 for two former participation loans in the prior year. The decrease in income tax expense was due to a lower level of taxable income in the 2013 period.

For the six months ended June 30, 2013, net income amounted to $854,000 or $.17 per share as compared to net income of $1.5 million or $.27 per share for the six months ended June 30, 2012. Net interest income decreased $123,000 or 1.7% to $7.0 million while other income decreased $1.0 million to $377,000 for the six months ended June 30, 2013 as compared to the same period in 2012. Other expenses increased $184,000 or 3.2% to $6.0 million and the provision for loan losses decreased $450,000 to $300,000 for the six months ended June 30, 2013 as compared to $750,000 for the same period in 2012. Lastly, income tax expense amounted to $166,000 for the six months ended June 30, 2013 as compared to $456,000 for the same period in 2012.

1

The decrease in net interest income was primarily due to a $550,000 or 6.3% decrease in interest income on loans and securities, which was partially offset by a decrease of $427,000 or 24.9% in interest expense on customer deposits and other borrowings. The decrease in other income was primarily due to the prior-year gain on sale of property held for future development which amounted to $806,000. The increase in other expenses primarily resulted from increases in salaries and benefits expense and professional fees, which were partially offset by decreases in advertising and marketing costs, FDIC deposit insurance premiums, and loan and other real estate owned expenses. The decrease in the provision for loan losses during the first six months of 2013 compared to the first six months of 2012 was primarily due to providing additional specific reserves in the 2012 period as previously discussed. The decrease in income tax expense was due to a lower level of taxable income in the 2013 period.

The Company’s total assets decreased $14.3 million or 3.1% to $446.6 million at June 30, 2013 as compared to $460.9 million at December 31, 2012. Cash and cash equivalents decreased $24.5 million or 21.8% to $87.8 million, while net loans receivable increased $4.2 million or 1.5% to $283.1 million. Investment and mortgage-backed securities increased $6.4 million or 15.4% to $48.3 million at June 30, 2013. Customer deposits decreased $12.5 million or 3.4% to $358.5 million while borrowings decreased $1.1 million or 33.2% to $2.2 million at June 30, 2013. Total stockholders’ equity amounted to $79.5 million or 17.8% of total assets as of June 30, 2013 compared to $80.0 million or 17.4% of total assets at December 31, 2012.

Nonperforming assets increased $460,000 to $8.2 million or 1.83% of total assets at June 30, 2013 as compared to $7.7 million or 1.67% of total assets at December 31, 2012. The nonperforming assets at June 30, 2013 included $5.8 million in nonperforming loans and $2.4 million in other real estate owned. The increase in nonperforming assets was primarily due to a $149,000 increase in nonperforming loans and a $311,000 increase in other real estate owned as of June 30, 2013. As of June 30, 2013, nonperforming loans included $3.2 million in single-family residential real estate loans, $1.3 million in commercial real estate loans, $935,000 in a real estate construction loan and $349,000 in student loans, which are fully guaranteed by the U.S. Government. In July 2013, all unpaid principal and interest related to the $935,000 nonperforming real estate construction loan was fully repaid.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania. Alliance Bank operates eight full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Interest income	$4,105	$4,324	$8,246	$8,796
Interest expense	623	843	1,289	1,716
Net interest income	3,482	3,481	6,957	7,080
Provision for loan losses	150	525	300	750
Other income	201	1,231	377	1,423
Other expenses	3,012	2,882	6,014	5,830
Income before income tax expense	521	1,305	1,020	1,923
Income tax expense	89	343	166	456
Net income	$432	$962	$854	$1,467

Basic earnings per share	$0.09	$0.18	$0.17	$0.28

Diluted earnings per share	$0.09	$0.18	$0.17	$0.27

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except per share data)

	June 30,	December 31,
	2013	2012
Total assets	$446,634	$460,915
Cash and cash equivalents	87,797	112,305
Investment and mortgage-backed securities	48,288	41,849
Loans receivable - net	283,086	278,876
Deposits	358,501	371,037
Borrowings	2,178	3,261
Total stockholders' equity	79,484	80,002

Number of shares outstanding	5,136	5,202

Book value per share	$15.48	$15.38